C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2023 Third Quarter Results
Eden Prairie, MN, November 1, 2023 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended September 30, 2023.
Third Quarter Key Metrics:
•Gross profits decreased 28.9% to $626.6 million
•Income from operations decreased 60.5% to $113.5 million
•Adjusted operating margin(1) decreased 1,450 basis points to 17.9%
•Adjusted operating margin - excluding restructuring,(1) decreased 1,070 basis points to 21.7%
•Diluted earnings per share (EPS) decreased 61.8% to $0.68
•Adjusted EPS(1) decreased 52.8% to $0.84
•Cash generated by operations decreased by $420.2 million to $205.2 million
(1) Adjusted operating margin, adjusted operating margin - excluding restructuring and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

"As has been well documented by many industry participants and observers, global freight demand continued to be weak in the third quarter," said C.H. Robinson's President and Chief Executive Officer, Dave Bozeman. "We are staying focused on what we can control, by providing superior service to our customers and carriers, executing on our plans to streamline our processes by removing waste and manual touches, and delivering tools that enable our customer- and carrier-facing employees to allocate their time to relationship building and exception management. Our focus on delivering quality and improvements to our customers, such as enhanced visibility and increased automation, has been reflected in very positive feedback from customers and validated by net promoter scores this year that are the highest on record for the company, which we believe sets us up well with customers for the eventual positive inflection in the freight market."

"Our customers value the quality, stability and reliability that we provide, as they work to optimize their transportation needs. This has taken on greater importance to shippers who had exposure to transportation providers whose business models were not financially viable. During my many discussions with customers over the past four months, it’s clear that they prefer partners who have financial strength and can invest through cycles in the customer experience. They also want partners who have the expertise to provide innovative solutions, enabled by technology and people that they rely on to serve as an extension of their team. C.H. Robinson is that partner, with people who have deep expertise in the freight market and longstanding relationships with their customers and carriers. Combined with Robinson’s strong technology and large data set, our people are able to provide innovative tech-enabled solutions powered by our information advantage for the benefit of our customers and carriers. This secret sauce is not easy to replicate with a digital-only solution," added Bozeman.

"We’re executing on our plans to streamline our processes by removing waste and manual touches, and the result has been meaningful cost reductions and productivity gains across our business that are ahead of our stated targets. Even though I’m pleased with the progress that the team has made, I’ve challenged them to increase our clock speed on decision making and improvement efforts. We’re now driving focus on a handful of concurrent workstreams that are addressing the highest leverage areas to eliminate productivity bottlenecks."

"Ultimately, our focus on continuously improving the customer and carrier experience and removing waste from our workflows will result in a company that is quicker, more flexible and more agile in solving problems for our customers, providing better customer service and creating operating leverage and profitable growth. I’m excited about the work that we’re doing to reinvigorate Robinson’s winning culture, and I’m confident that together we will win for our customers, carriers, employees and shareholders," Bozeman concluded.

Summary of Third Quarter of 2023 Results Compared to the Third Quarter of 2022
•Total revenues decreased 27.8% to $4.3 billion, primarily driven by lower pricing in our ocean and truckload services.
•Gross profits decreased 28.9% to $626.6 million. Adjusted gross profits decreased 28.4% to $634.8 million, primarily driven by lower adjusted gross profit per transaction in truckload and ocean.
•Operating expenses decreased 13.1% to $521.3 million. Personnel expenses decreased 21.5% to $343.5 million, primarily due to cost optimization efforts and lower variable compensation. Average headcount declined 13.7%. Other selling, general and administrative (“SG&A”) expenses of $177.8 million increased 9.7%, primarily due to $21.4 million of restructuring expenses, partially offset by decreased purchased and contracted services and decreased legal settlements. The restructuring expenses are primarily related to asset impairments driven by our decision to divest our global forwarding operations in Argentina.
•Income from operations totaled $113.5 million, down 60.5% due to the decrease in adjusted gross profits, partially offset by the decline in operating expenses. Adjusted operating margin of 17.9% declined 1,450 basis points.
•Interest and other income/expense, net totaled $20.7 million of expense, consisting primarily of $21.8 million of interest expense, which increased $1.0 million versus last year due to higher variable interest rates.
•The effective tax rate in the quarter was 11.7% compared to 16.9% in the third quarter last year. The lower rate in the third quarter of this year was driven by lower income before taxes and incremental benefits from foreign tax credits.
•Net income totaled $81.9 million, down 63.7% from a year ago. Diluted EPS of $0.68 decreased 61.8%. Adjusted EPS of $0.84 decreased 52.8%.

Summary of 2023 Year-to-Date Results Compared to 2022

•Total revenues decreased 31.9% to $13.4 billion, primarily driven by lower pricing in our ocean and truckload services.
•Gross profits decreased 30.1% to $2.0 billion. Adjusted gross profits decreased 29.7% to $2.0 billion, primarily driven by lower adjusted gross profit per transaction in truckload and ocean.
•Operating expenses decreased 8.3% to $1.6 billion. Personnel expenses decreased 14.8% to $1.1 billion, primarily due to cost optimization efforts and lower variable compensation. Average headcount declined 8.0%. Other SG&A expenses increased 11.3% to $474.9 million, primarily due to a $25.3 million gain on the sale-leaseback of our Kansas City regional center recorded in the prior year and $22.6 million of restructuring expenses in the current year, partially offset by decreased purchased and contracted services.
•Income from operations totaled $407.2 million, down 63.1% from last year, due to the decrease in adjusted gross profits, partially offset by the decline in operating expenses. Adjusted operating margin of 20.5% decreased 1,850 basis points.
•Interest and other income/expense, net totaled $67.3 million of expense, which primarily consisted of $68.6 million of interest expense, which increased $16.3 million versus last year due to higher variable interest rates. The year-to-date results also included a $5.9 million net loss from foreign currency revaluation and realized foreign currency gains and losses, compared to a $6.6 million net loss last year, driven by foreign currency impacts on intercompany assets and liabilities.
•The effective tax rate for the nine months ended September 30, 2023 was 13.5% compared to 19.2% in the year-ago period. The lower rate in the current period was driven by lower income before taxes and incremental benefits from foreign tax credits.
•Net income totaled $294.2 million, down 65.2% from a year ago. Diluted EPS of $2.46 decreased 62.2%. Adjusted EPS of $2.73 decreased 57.0%.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% change	2023	2022	% change
Total revenues	$3,086,970	$4,002,461	(22.9)%	$9,470,425	$12,264,396	(22.8)%
Adjusted gross profits(1)	386,510	563,787	(31.4)%	1,213,697	1,694,438	(28.4)%
Income from operations	112,121	211,899	(47.1)%	364,002	670,752	(45.7)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for the NAST segment totaled $3.1 billion, a decrease of 22.9% over the prior year, primarily driven by lower truckload pricing, reflecting an oversupply of truckload capacity compared to soft freight demand. NAST adjusted gross profits decreased 31.4% in the quarter to $386.5 million. Adjusted gross profits in truckload decreased 40.4% due to a 36.5% decrease in adjusted gross profit per shipment and a 6.0% decline in truckload shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, decreased approximately 16.5% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, decreased approximately 13.5%, resulting in a 34.0% decrease in truckload adjusted gross profit per mile. LTL adjusted gross profits decreased 15.3% versus the year-ago period, as adjusted gross profit per order decreased 13.5% and LTL shipments decreased 2.0%. NAST overall volume growth was down 3.5% for the quarter. Operating expenses decreased 22.0% primarily due to cost optimization efforts, including lower average employee headcount, and lower variable compensation. NAST average employee headcount was down 16.2% in the quarter. Income from operations decreased 47.1% to $112.1 million, and adjusted operating margin declined 860 basis points to 29.0%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% change	2023	2022	% change
Total revenues	$719,045	$1,511,115	(52.4)%	$2,288,890	$5,798,702	(60.5)%
Adjusted gross profits(1)	169,893	248,433	(31.6)%	527,043	894,724	(41.1)%
Income from operations	3,491	85,953	(95.9)%	63,254	421,148	(85.0)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for the Global Forwarding segment decreased 52.4% to $719.0 million, primarily driven by lower pricing in our ocean service, reflecting an oversupply of vessel capacity compared to soft freight demand. Adjusted gross profits decreased 31.6% in the quarter to $169.9 million. Ocean adjusted gross profits decreased 35.0%, driven by a 34.5% decrease in adjusted gross profit per shipment and a 0.5% decline in shipments. Air adjusted gross profits decreased 36.8%, driven by a 35.5% decrease in adjusted gross profit per metric ton shipped and a 2.0% decline in metric tons shipped. Customs adjusted gross profits decreased 10.7%, driven primarily by an 8.0% reduction in transaction volume. Operating expenses increased 2.4%, primarily due to $23.6 million of restructuring expenses, which were partially offset by cost optimization efforts, including lower average employee headcount, and lower variable compensation. Third quarter average employee headcount decreased 13.3%. Income from operations decreased 95.9% to $3.5 million, and adjusted operating margin declined 3,250 basis points to 2.1% in the quarter. Adjusted operating margin, excluding restructuring expenses, was 15.9% for the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% change	2023	2022	% change
Total revenues	$535,015	$501,800	6.6%	$1,615,241	$1,566,706	3.1%
Adjusted gross profits(1):
Robinson Fresh	$31,083	$27,677	12.3%	$100,123	$93,163	7.5%
Managed Services	29,427	29,595	(0.6)%	87,350	85,295	2.4%
Other Surface Transportation	17,936	17,702	1.3%	57,772	57,383	0.7%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter Robinson Fresh adjusted gross profits increased 12.3% to $31.1 million, primarily driven by a 23.0% increase in case volume in retail and integrated supply chain solutions for foodservice customers. Managed Services adjusted gross profits decreased 0.6% in the quarter. Other Surface Transportation adjusted gross profits increased 1.3% to $17.9 million, primarily due to an increase in Europe LTL adjusted gross profits.

Other Income Statement Items
The third quarter effective tax rate was 11.7%, down from 16.9% last year. The lower rate in the third quarter of this year was driven by lower income before taxes and incremental benefits from foreign tax credits. We now expect our 2023 full-year effective tax rate to be 14% to 15%.
Interest and other income/expense, net totaled $20.7 million of expense, consisting primarily of $21.8 million of interest expense, which increased $1.0 million versus the third quarter of 2022 due to higher variable interest rates.
Diluted weighted average shares outstanding in the quarter were down 5.8% due to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $205.2 million in the third quarter, compared to $625.5 million of cash generated from operations in the third quarter of 2022. The $420.2 million decrease was primarily related to a $304.4 million decline in cash provided by changes in net operating working capital, due to a $54.9 million sequential decrease in net operating working capital in the third quarter of 2023 compared to a $359.3 million sequential decrease in the third quarter of 2022.
In the third quarter of 2023, cash returned to shareholders totaled $75.8 million, with $72.7 million in cash dividends and $3.0 million in repurchases of common stock.
Capital expenditures totaled $16.7 million in the quarter. Capital expenditures for 2023 are expected to be toward the lower end of the previously provided range of $90 million to $100 million.

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $30 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and the more than 450,000 contract carriers on our platform. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with significant disruptions in the transportation industry; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; risks with reliance on technology to operate our business; cyber-security related risks; risks associated with operations outside of the United States; our ability to successfully integrate the operations of acquired companies with our historic operations; climate change related risks; risks associated with our indebtedness; interest rates related risks; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of war on the economy; changes to our capital structure; changes due to catastrophic events including pandemics such as COVID-19; risks associated with the usage of artificial intelligence technologies; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Third Quarter 2023 Earnings Conference Call
Wednesday, November 1, 2023; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% change	2023	2022	% change
Adjusted gross profits(1):
Transportation
Truckload	$245,439	$398,418	(38.4)%	$795,240	$1,214,465	(34.5)%
LTL	137,949	162,130	(14.9)%	413,771	482,740	(14.3)%
Ocean	104,116	160,122	(35.0)%	321,692	609,543	(47.2)%
Air	30,201	47,831	(36.9)%	95,246	166,136	(42.7)%
Customs	24,904	27,881	(10.7)%	73,366	83,196	(11.8)%
Other logistics services	64,838	65,441	(0.9)%	196,333	182,638	7.5%
Total transportation	607,447	861,823	(29.5)%	1,895,648	2,738,718	(30.8)%
Sourcing	27,402	25,371	8.0%	90,337	86,285	4.7%
Total adjusted gross profits	$634,849	$887,194	(28.4)%	$1,985,985	$2,825,003	(29.7)%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% change	2023	2022	% change
Revenues:
Transportation	$4,029,407	$5,724,364	(29.6)%	$12,442,199	$18,718,357	(33.5)%
Sourcing	311,623	291,012	7.1%	932,357	911,447	2.3%
Total revenues	4,341,030	6,015,376	(27.8)%	13,374,556	19,629,804	(31.9)%
Costs and expenses:
Purchased transportation and related services	3,421,960	4,862,541	(29.6)%	10,546,551	15,979,639	(34.0)%
Purchased products sourced for resale	284,221	265,641	7.0%	842,020	825,162	2.0%
Direct internally developed software amortization	8,233	6,457	27.5%	24,299	18,831	29.0%
Total direct expenses	3,714,414	5,134,639	(27.7)%	11,412,870	16,823,632	(32.2)%
Gross profit	$626,616	$880,737	(28.9)%	$1,961,686	$2,806,172	(30.1)%
Plus: Direct internally developed software amortization	8,233	6,457	27.5%	24,299	18,831	29.0%
Adjusted gross profit	$634,849	$887,194	(28.4)%	$1,985,985	$2,825,003	(29.7)%
Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. Our adjusted operating margin - excluding restructuring is a similar non-GAAP financial measure as adjusted operating margin, but also excludes the impact of restructuring and related costs. We believe adjusted operating margin and adjusted operating margin - excluding restructuring are useful measures of our profitability in comparison to our adjusted gross profit, which we consider a primary performance metric as discussed above. The comparisons of operating margin to adjusted operating margin and adjusted operating margin - excluding restructuring are presented below:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	% change		2023	2022	% change

Total revenues	$4,341,030	$6,015,376	(27.8)%		$13,374,556	$19,629,804	(31.9)%
Income from operations	113,522	287,609	(60.5)%		407,178	1,102,748	(63.1)%
Operating margin	2.6%	4.8%	(220) bps		3.0%	5.6%	(260) bps

Adjusted gross profit	$634,849	$887,194	(28.4)%		$1,985,985	$2,825,003	(29.7)%
Income from operations	113,522	287,609	(60.5)%		407,178	1,102,748	(63.1)%
Adjusted operating margin	17.9%	32.4%	(1,450)	bps	20.5%	39.0%	(1,850)	bps

Adjusted gross profit	$634,849	$887,194	(28.4)%		$1,985,985	$2,825,003	(29.7)%
Income from operations - excluding restructuring and gain on sale	137,985	287,609	(52.0)%		449,495	1,077,452	(58.3)%
Adjusted operating margin - excluding restructuring and gain on sale	21.7%	32.4%	(1,070)	bps	22.6%	38.1%	(1,550)	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring, and adjusted net income per share (diluted) are non-GAAP financial measures. Adjusted income (loss) from operations and adjusted net income per share (diluted) is calculated as income (loss) from operations, adjusted operating margin - excluding restructuring, and net income per share (diluted) excluding the impact of restructuring and related costs. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring, and adjusted net income per share (diluted). The reconciliation of income (loss) from operations, adjusted operating margin - excluding restructuring, and net income per share (diluted) to adjusted income (loss) from operations and adjusted net income per share (diluted) is presented below (in thousands except per share data):

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2023
Income (loss) from operations	$112,121	$3,491	$(2,090)	$113,522
Severance	(64)	2,530	619	3,085
Other selling, general, and administrative expenses	4	21,079	362	21,445
Other personnel expenses	(9)	(17)	(41)	(67)
Total restructuring and related costs(1)	(69)	23,592	940	24,463
Income (loss) from operations - excluding restructuring	$112,052	$27,083	$(1,150)	$137,985

Adjusted gross profit	$386,510	$169,893	$78,446	$634,849
Income (loss) from operations - excluding restructuring	112,052	27,083	(1,150)	137,985
Adjusted operating margin - excluding restructuring	29.0%	15.9%	N/M	21.7%

Net income per share (diluted)				$0.68
Restructuring and related costs, net of tax(1)				0.16
Adjusted net income per share (diluted)				$0.84

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2023
Income (loss) from operations	$364,002	$63,254	$(20,078)	$407,178
Severance	869	4,670	12,365	17,904
Other selling, general, and administrative expenses	8	21,242	1,324	22,574
Other personnel expenses	214	72	1,553	1,839
Total restructuring and related costs(1)	1,091	25,984	15,242	42,317
Income (loss) from operations - excluding restructuring	$365,093	$89,238	$(4,836)	$449,495

Adjusted gross profit	$1,213,697	$527,043	$245,245	$1,985,985
Income (loss) from operations - excluding restructuring	365,093	89,238	(4,836)	449,495
Adjusted operating margin - excluding restructuring	30.1%	16.9%	N/M	22.6%

Net income per share (diluted)				$2.46
Restructuring and related costs, net of tax(1)				0.27
Adjusted net income per share (diluted)				$2.73
____________________________________________
(1) In the three months ended September 30, 2023, we incurred restructuring expenses of $3.0 million related to workforce reductions and $21.4 million of asset impairment and other charges. In the nine months ended September 30, 2023, we incurred restructuring expenses of $19.7 million related to workforce reductions and $22.6 million of asset impairment and other charges.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income from operations and adjusted net income per share (diluted) are non-GAAP financial measures. Adjusted income from operations and adjusted net income per share (diluted) is calculated as income from operations and net income per share (diluted) excluding the impact of the gain on sale-leaseback of our Kansas City regional center. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income from operations and adjusted net income per share (diluted). The reconciliation of income from operations and net income per share (diluted) to adjusted income from operations and adjusted net income per share (diluted) is presented below (in thousands except per share data):

Nine Months Ended September 30, 2022
Income from operations	$1,102,748
Gain on sale of property and equipment(1)	(25,296)
Income from operations - excluding gain on sale	$1,077,452

Net income per share (diluted)	$6.50
Gain on sale of property and equipment(1)	(0.15)
Adjusted net income per share (diluted)	$6.35

_______________________________________
(1) The gain on sale of property and equipment related to the sale-leaseback of our Kansas City regional center is included within other selling, general, and administrative expenses in our condensed consolidated statements of income.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2023	2022	% change	2023	2022	% change

Revenues:
Transportation	$4,029,407	$5,724,364	(29.6)%	$12,442,199	$18,718,357	(33.5)%
Sourcing	311,623	291,012	7.1%	932,357	911,447	2.3%
Total revenues	4,341,030	6,015,376	(27.8)%	13,374,556	19,629,804	(31.9)%
Costs and expenses:
Purchased transportation and related services	3,421,960	4,862,541	(29.6)%	10,546,551	15,979,639	(34.0)%
Purchased products sourced for resale	284,221	265,641	7.0%	842,020	825,162	2.0%
Personnel expenses	343,532	437,545	(21.5)%	1,103,915	1,295,670	(14.8)%
Other selling, general, and administrative expenses	177,795	162,040	9.7%	474,892	426,585	11.3%
Total costs and expenses	4,227,508	5,727,767	(26.2)%	12,967,378	18,527,056	(30.0)%
Income from operations	113,522	287,609	(60.5)%	407,178	1,102,748	(63.1)%
Interest and other income/expense, net	(20,748)	(15,972)	29.9%	(67,272)	(57,541)	16.9%
Income before provision for income taxes	92,774	271,637	(65.8)%	339,906	1,045,207	(67.5)%
Provision for income taxes	10,825	45,839	(76.4)%	45,750	200,876	(77.2)%
Net income	$81,949	$225,798	(63.7)%	$294,156	$844,331	(65.2)%

Net income per share (basic)	$0.69	$1.81	(61.9)%	$2.48	$6.60	(62.4)%
Net income per share (diluted)	$0.68	$1.78	(61.8)%	$2.46	$6.50	(62.2)%

Weighted average shares outstanding (basic)	118,464	124,980	(5.2)%	118,532	127,944	(7.4)%
Weighted average shares outstanding (diluted)	119,751	127,190	(5.8)%	119,762	129,839	(7.8)%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2023
Total revenues	$3,086,970	$719,045	$535,015	$4,341,030
Adjusted gross profits(1)	386,510	169,893	78,446	634,849
Income (loss) from operations	112,121	3,491	(2,090)	113,522
Depreciation and amortization	5,882	5,446	14,216	25,544
Total assets(2)	3,162,720	1,081,262	1,073,685	5,317,667
Average employee headcount	6,278	5,082	4,217	15,577

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2022
Total revenues	$4,002,461	$1,511,115	$501,800	$6,015,376
Adjusted gross profits(1)	563,787	248,433	74,974	887,194
Income (loss) from operations	211,899	85,953	(10,243)	287,609
Depreciation and amortization	5,739	5,368	11,868	22,975
Total assets(2)	3,624,333	2,266,923	904,274	6,795,530
Average employee headcount	7,493	5,861	4,691	18,045
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2023
Total revenues	$9,470,425	$2,288,890	$1,615,241	$13,374,556
Adjusted gross profits(1)	1,213,697	527,043	245,245	1,985,985
Income (loss) from operations	364,002	63,254	(20,078)	407,178
Depreciation and amortization	17,389	16,410	42,100	75,899
Total assets(2)	3,162,720	1,081,262	1,073,685	5,317,667
Average employee headcount	6,574	5,276	4,390	16,240

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2022
Total revenues	$12,264,396	$5,798,702	$1,566,706	$19,629,804
Adjusted gross profits(1)	1,694,438	894,724	235,841	2,825,003
Income from operations	670,752	421,148	10,848	1,102,748
Depreciation and amortization	18,101	16,394	34,228	68,723
Total assets(2)	3,624,333	2,266,923	904,274	6,795,530
Average employee headcount	7,420	5,735	4,497	17,652

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2)All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$174,733	$217,482
Receivables, net of allowance for credit loss	2,442,297	2,991,753
Contract assets, net of allowance for credit loss	204,737	257,597
Prepaid expenses and other	137,476	122,406
Total current assets	2,959,243	3,589,238

Property and equipment, net of accumulated depreciation and amortization	150,858	159,432
Right-of-use lease assets	350,896	372,141
Intangible and other assets, net of accumulated amortization	1,856,670	1,833,753
Total assets	$5,317,667	$5,954,564

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,444,186	$1,570,559
Accrued expenses:
Compensation	134,778	242,605
Transportation expense	156,611	199,092
Income taxes	6,782	15,210
Other accrued liabilities	170,539	168,009
Current lease liabilities	73,681	73,722
Current portion of debt	662,966	1,053,655
Total current liabilities	2,649,543	3,322,852

Long-term debt	920,720	920,049
Noncurrent lease liabilities	294,751	313,742
Noncurrent income taxes payable	29,640	28,317
Deferred tax liabilities	14,656	14,256
Other long-term liabilities	3,773	1,926
Total liabilities	3,913,083	4,601,142

Total stockholders’ investment	1,404,584	1,353,422
Total liabilities and stockholders’ investment	$5,317,667	$5,954,564

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Nine Months Ended September 30,
Operating activities:	2023	2022

Net income	$294,156	$844,331
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	75,899	68,723
Provision for credit losses	(4,032)	(2,407)
Stock-based compensation	37,309	78,346
Deferred income taxes	(35,269)	(76,362)
Excess tax benefit on stock-based compensation	(9,899)	(12,440)
Loss on disposal group held for sale	21,113	—
Other operating activities	3,740	(24,011)
Changes in operating elements, net of acquisitions:
Receivables	525,761	66,536
Contract assets	52,810	90,481
Prepaid expenses and other	(7,632)	13,437
Accounts payable and outstanding checks	(122,312)	(109,493)
Accrued compensation	(106,943)	6,701
Accrued transportation expenses	(42,481)	(62,278)
Accrued income taxes	3,131	(24,202)
Other accrued liabilities	(2,636)	22,209
Other assets and liabilities	1,900	(2,782)
Net cash provided by operating activities	684,615	876,789
Investing activities:
Purchases of property and equipment	(25,889)	(50,719)
Purchases and development of software	(42,086)	(49,935)
Proceeds from sale of property and equipment	1,324	63,208
Net cash used for investing activities	(66,651)	(37,446)
Financing activities:
Proceeds from stock issued for employee benefit plans	46,061	93,415
Stock tendered for payment of withholding taxes	(23,754)	(26,597)
Repurchases of common stock	(63,884)	(1,023,578)
Cash dividends	(218,942)	(216,258)
Proceeds from long-term borrowings	—	200,000
Proceeds from short-term borrowings	2,778,750	3,674,000
Payments on short-term borrowings	(3,169,750)	(3,595,000)
Net cash used for financing activities	(651,519)	(894,018)
Effect of exchange rates on cash and cash equivalents	(6,708)	(15,206)
Net change in cash and cash equivalents, including cash classified within assets held for sale	(40,263)	(69,881)
Less: net increase in cash and cash equivalents within assets held for sale	(2,486)	—
Cash and cash equivalents, beginning of period	217,482	257,413
Cash and cash equivalents, end of period	$174,733	$187,532
	As of September 30,
Operational Data:	2023	2022
Employees	15,391	17,945

Source: C.H. Robinson
CHRW-IR